                               PAMECO CORPORATION




                                 NOTE AGREEMENT




                         Dated as of February 18, 2000


            $20,000,000 Senior Subordinated Notes due March 31, 2005

                               TABLE OF CONTENTS
                            (Not Part of Agreement)

                                                                         Page
                                                                         ----
1.      PAYMENTS.........................................................  1
        1.1.  Interest Payments..........................................  1
        1.2.  Mandatory Principal Payments...............................  3
        1.3.  Optional Principal Payments................................  3
        1.4.  Delivery of Notes in Payment of Warrant Purchase Price.....  4
        1.5.  Payments Among Noteholders.................................  4
        1.6.  Notation of Notes on Payment...............................  4
        1.7.  Offer to Pay Upon Change in Control........................  4
        1.8.  No Other Payments of Principal; Acquisition of Notes.......  6
        1.9.  Manner of Payments.........................................  6

2.      REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES....................  7
        2.1.  Registration of Notes......................................  7
        2.2.  Exchange of Notes..........................................  8
        2.3.  Replacement of Notes.......................................  9
        2.4.  Issuance Taxes............................................  10

3.      GENERAL COVENANTS...............................................  10
        3.1.  Visits and Inspections....................................  10
        3.2.  Notices...................................................  10
        3.3.  Financial and Other Information...........................  11
        3.4.  Intentionally Omitted.....................................  13
        3.5.  Taxes.....................................................  13
        3.6.  Compliance with Laws......................................  14
        3.7.  Insurance.................................................  14
        3.8.  Year 2000 Compatibility...................................  14
        3.9.  Intellectual Property.....................................  14
        3.10. Dividends of Subsidiaries After Default...................  14
        3.11. Pledged Shares............................................  15
        3.12. Payment of Notes and Maintenance of Office................  15
        3.13. Private Offering..........................................  15
        3.14. Subsidiary Guaranties.....................................  15

4.      NEGATIVE AND FINANCIAL COVENANTS................................  15
        4.1.  Fundamental Changes.......................................  16
        4.2.  Loans.....................................................  16
        4.3.  Debt......................................................  16
        4.4.  Affiliate Transactions....................................  17
        4.5.  Liens.....................................................  18
        4.6.  Distributions.............................................  19
        4.7.  Upstream Payments.........................................  19
        4.8.  Capital Expenditures......................................  19
        4.9.  Disposition of Assets.....................................  20
        4.10. Restricted Investments....................................  20
        4.11. Tax Consolidation.........................................  20
        4.12. Accounting Changes........................................  20
        4.13. Organization Documents....................................  20
        4.14. Restrictive Agreements....................................  21
        4.15. Conduct of Business.......................................  21
        4.16. Consolidated Net Worth....................................  21
        4.17. Consolidated EBITDA.......................................  21
        4.18. Fixed Charge Ratio........................................  21

        4.19. Senior Credit Facility Provisions.........................  22

5.      EVENTS OF DEFAULT...............................................  22
        5.1.  Events of Default.........................................  22
        5.2.  Default Remedies..........................................  26
        5.3.  Annulment of Acceleration of Notes........................  27

6.      INTERPRETATION OF THIS AGREEMENT................................  28
        6.1.  Terms Defined.............................................  28
        6.2.  Accounting Principles.....................................  51
        6.3.  Directly or Indirectly....................................  52
        6.4.  Section Headings and Table of Contents and Construction...  52
        6.5.  Governing Law.............................................  53
        6.6.  General Interest Provisions...............................  53

7.      MISCELLANEOUS...................................................  55
        7.1.  Communications............................................  55
        7.2.  Reproduction of Documents.................................  55
        7.3.  Survival; Entire Agreement................................  56
        7.4.  Successors and Assigns....................................  56
        7.5.  Amendment and Waiver......................................  56
        7.6.  Expenses..................................................  58
        7.7.  Indemnification of Each Holder of Notes...................  59
        7.8.  Confidentiality...........................................  59
        7.9.  Waiver of Jury Trial; Consent to Jurisdiction; Etc........  60
        7.10. Execution in Counterpart..................................  61

Annex 1   -       Addresses of Purchasers; Payment Instructions
Annex 2   -       Addresses for Notices

Schedule 4.5   -  Certain Liens
Schedule 4.14  -  Certain Restrictive Agreements

Attachment A1  -  Form of PIK Note
Attachment A2  -  Form of Warrant Note

                                 NOTE AGREEMENT


         NOTE AGREEMENT, dated as of February 18, 2000, among PAMECO CORPORATION, (together with any successors and assigns who become such in accordance herewith, the "Company"), a Georgia corporation, and the Persons listed on Annex 1 hereto (together with their respective successors and assigns, collectively, the "Purchasers").

                                    RECITALS

         WHEREAS, pursuant to the Securities Purchase Agreement, the Purchasers have agreed to purchase from the Company, and the Company has agreed to sell to the Purchasers, $20,000,000 in aggregate principal amount of Notes; and

         WHEREAS, the Company and the Purchasers wish to enter into this Agreement to govern the terms of the Notes;

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:

1.   PAYMENTS

     1.1. Interest Payments.

     Interest on the Notes shall be computed and paid in the manner provided below.

             (a) Interest Payments on Notes. Subject to Section 1.1(b) and
     Section 1.1(c), interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid principal balance of each of the Notes from time to time outstanding from and including the date of such Note at a rate per annum equal to twelve percent (12%), payable quarterly on the last day of March, June, September and December in each year (each an "Interest Payment Date"), commencing with March 31, 2000, until the principal amount thereof shall have become due and payable, and, to the extent permitted by law in respect of any Note, on any overdue payment of principal and any overdue payment of interest, payable on demand, at a rate per annum equal to the lesser of:

                 (i)  the highest rate allowed by applicable law; and

                 (ii) fourteen percent (14%) per annum.

             (b) PIK Notes Capitalized Interest Amount. On each Interest Payment Date, in lieu of making the entire interest payment due on a PIK Note in cash, the Company shall:

                 (i) pay in cash on such Interest Payment Date that portion of the interest accrued on the outstanding principal amount of such PIK Note which would have accrued if the rate of interest on the Notes were six percent (6%) per annum (or, in the event that interest shall at such time be accruing at a higher rate by operation of Section 1.1(a)(i) or Section 1.1(a)(ii), such higher rate minus six (6) percentage points); and

                 (ii) add to the outstanding principal amount of such PIK Note on such Interest Payment Date the portion of accrued interest which is not paid in cash pursuant to the immediately preceding clause
             (i) (each such addition with respect to any PIK Note, a "Capitalized Interest Amount").

Once added to the principal amount of a PIK Note, a Capitalized Interest Amount shall be considered principal for all purposes, and shall bear interest and be payable in accordance with this Section 1.

             (c) Delivery of Warrants with respect to Warrant Notes. On each Interest Payment Date, in lieu of making the entire interest payment due on a Warrant Note in cash, the Company shall:

                  (i) pay in cash on such Interest Payment Date that portion of the interest accrued on the outstanding principal amount of such Warrant Note which would have accrued if the rate of interest on the Notes were six percent (6%) per annum (or, in the event that interest shall at such time be accruing at a higher rate by operation of Section 1.1(a)(i) or Section 1.1(a)(ii), such higher rate minus six (6) percentage points);

                  (ii) so long as no Warrant Interest Termination Event shall have occurred on each March Interest Payment Date (beginning with March, 2001), deliver to each holder of Warrant Notes, with respect to the Warrant Notes held by it at such time, one or more Warrant Certificates representing a number of Warrants equal to the Warrant Interest Number at such time; and

                  (iii) if any Warrant Interest Termination Event shall have occurred, add to the outstanding principal amount of such Warrant Note on such Interest Payment Date the Warrant Interest Amount. Once added to the principal amount of a Warrant Note, a Warrant Interest Amount shall be considered principal for all purposes, and shall bear interest and be payable in accordance with this Section 1.1.

     1.2.   Mandatory Principal Payments.

     On March 31, 2003 and on March 31, 2004, the Company will prepay $2,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par. The entire outstanding principal amount of the Notes, and all accrued and unpaid interest thereon and any other amounts due with respect thereto, shall become due and payable on March 1, 2005, the maturity date of the Notes.

     1.3.   Optional Principal Payments.

            (a) Optional Principal Payments. The Company may pay the principal amount of the Notes in whole or in part, at any time without premium or penalty, in a minimum aggregate principal amount of $50,000 (or, if the aggregate outstanding principal amount of the Notes is less than $50,000 at such time, then such principal amount) and in multiples of $10,000, together with interest on such principal amount then being paid accrued to the payment date.

            (b) Notice of Optional Payment. The Company will give notice of any optional payment of the Notes pursuant to this Section 1.3 to each holder of Notes not less than 1 day before the specified payment date, stating:

                (i) the specified payment date;

                (ii) that such payment is to be made pursuant to this Section
             1.3;

                (iii) the principal amount of each Note to be paid on such date; and

                (iv) the interest to be paid on each such Note, accrued to the specified payment date.

     Notice of payment having been so given, the aggregate principal amount of the Notes to be paid stated in such notice, and interest thereon accrued to the specified payment date, shall become due and payable on the specified payment date.

             (c) Application of Optional Payment. Each partial prepayment of the Notes pursuant to this Section 1.3 will be applied first, to the amount due on the maturity date of the Notes and second, to the mandatory prepayments applicable to the Notes as set forth in Section 1.2, in the inverse order of the maturity thereof.

     1.4.   Delivery of Notes in Payment of Warrant Purchase Price.

     The Warrant Agreement provides that a holder of Warrants may tender Notes in partial or complete payment of the purchase price for the shares of Common Stock issued upon exercise of the Warrants. Promptly following the receipt of any Note so tendered, the Company shall promptly cancel and retire such surrendered Note (and no such Note shall be reissued), and shall issue to the holder thereof a new Note in the principal amount of such tendered Note remaining after deduction of the principal amount thereof applied to payment of the purchase price for the shares of Common Stock. For purposes of Rule 144 under the Securities Act, 17 C.F.R. (S)230.144, the Company and each Purchaser agrees that a tender of Notes in payment of the exercise price in respect of the Warrants shall not be deemed a prepayment of the Notes, but rather a conversion of such Notes, pursuant to the terms of the Warrant Agreement and the Warrants, into Common Stock.

     1.5.   Payments Among Noteholders.

     If at the time any payment of the principal of the Notes made pursuant to
Section 1.2 or Section 1.3 is due there is more than one Note outstanding, the aggregate principal amount of each such required or optional partial payment of the Notes shall be allocated among the Notes at the time outstanding pro rata in proportion to the respective unpaid principal amounts of all such outstanding Notes.

     1.6.   Notation of Notes on Payment.

     Upon any partial payment of a Note or upon the addition of any Capitalized Interest Amount or Warrant Interest Amount, the holder of such Note may (but shall not be required to), at its option:

            (a) surrender such Note to the Company pursuant to Section 2.2 in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note;

            (b) make such Note available to the Company for notation thereon of the portion of the principal so paid; or

            (c) mark such Note with a notation thereon of the portion of the principal so paid.

     In case the entire principal amount of any Note is paid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the paid principal amount of any Note.

     1.7.   Offer to Pay Upon Change in Control.

            (a) Notice of Change in Control Notice Event. In the event of the obtaining of knowledge of a Change in Control Notice Event by any

     Senior Officer (including, without limitation, via the receipt of notice of a Change in Control Notice Event from any holder of Notes), the Company will, within three (3) Business Days after obtaining knowledge of the occurrence of such event, give notice of such Change in Control Notice Event to each holder of Notes. Each such notice shall:

                (i)  be dated the date of the sending of such notice;

                (ii) be executed by a Senior Officer;

                (iii) refer to this Section 1.7; and

                (iv) specify, in reasonable detail, the nature and date of the
            Change in Control Notice Event.

            (b) Offer in Respect of a Change in Control. In the event of a Change in Control, the Company will, within 3 Business Days after the occurrence of such event (or, in the case of any Change in Control the consummation or finalization of which would require any affirmative action by of the Company, at least 30 days prior to such Change in Control), give notice of such Change in Control to each holder of Notes. Such notice shall contain an irrevocable separate offer to each holder of Notes to repurchase all, but not less than all, of the Notes held by such holder at par together with interest thereon. Such payment shall occur on a date (the "Change in Control Payment Date") specified in such notice that is not less than 30 days and not more than 45 days after the date of such notice. Each such notice shall:

                (i)  be dated the date of the sending of such notice;

                (ii) be executed by a Senior Officer;

                (iii) specify, in reasonable detail, the nature and date of the Change in Control;

                (iv) specify the Change in Control Payment Date;

                (v)  specify the principal amount of each Note outstanding;

                (vi) specify the interest that will be due on each Note offered to be repurchased, accrued to the Change in Control Payment Date;

                (vii) certify that the conditions of this Section 1.7 have been fulfilled; and

                (viii) state that a failure to respond to the notice shall be deemed to be an acceptance of such offer.

           (c) Acceptance, Rejection. To accept such offered repurchase, a holder of Notes shall either cause a notice of such acceptance to be delivered to the Company not later than 30 days after the date of receipt by such holder of the written offer of such repurchase or fail to respond to such written offer of repurchase within such period of 30 days. To reject such offer such holder of Notes shall deliver a written notice of rejection of such offer within such period. If accepted (or if such offer is deemed accepted pursuant to Section 1.7(b)(viii)), such offered repurchase shall be due and payable on the Change in Control Payment Date.

           (d) Deferral of Obligation to Purchase. The obligation of the Company to purchase Notes pursuant to the offers required by Section 1.7(b) and accepted in accordance with Section 1.7(c) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur prior to the Change in Control Payment Date in respect thereof, such purchase shall be deferred until and shall be made on the date on which such Change in Control occurs or, if the Company determines that efforts to effect such Change in Control have ceased or have been abandoned, then such offer, acceptances and obligation to purchase shall be deemed to have been rescinded. The Company shall keep each holder of Notes reasonably and timely informed of:

               (i)  any such deferral of the date of purchase;

               (ii) the date on which such Change in Control and the purchase are expected to occur; and

               (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned.

     1.8.  No Other Payments of Principal; Acquisition of Notes.

     Except for payments of principal made in accordance with this Section 1, the Company may not make any payment of principal in respect of the Notes. The Company will not, and will not permit any Subsidiary or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes.

     1.9.  Manner of Payments.

           (a) Manner of Payment. The Company shall pay all amounts payable with respect to each Note (other than amounts with respect to Warrant Notes payable by delivery of Warrants), without any presentment of such Notes and without any notation of such payment being made thereon, by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder. Annex 1 shall be deemed to constitute notice, direction or designation (as appropriate) by the Purchaser to the Company with respect to payments to be made to the Purchaser as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to
     Section 2.1.

             (b) Payments Due on Holidays. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly.

             (c) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available at such holder's bank prior to the close of business of such bank, provided that interest for one day at the non-default interest rate of the Notes shall be due on the amount of any such payment that actually becomes available to such holder at such holder's bank after 12:00 noon (local time of such bank).
     (d) Payments in United States Dollars. All payments under this Agreement and the Notes shall be made in United States Dollars.

2.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     2.1.   Registration of Notes.

     The Company will keep at its office, maintained pursuant to Section 3.12, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof made in accordance with
Section 2.2 and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary, other than in accordance with Section 2.2.

     2.2.   Exchange of Notes.

            (a) Exchange of Notes. Upon surrender of any Note at the office of the Company maintained pursuant to Section 3.12, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company will execute and deliver, at the Company's expense (except as provided in Section 2.2(b)), a new Note or Notes in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be registered in the name of such Person as such holder may request and shall be substantially in the form of Attachment A1 or Attachment A2, as the case may be with respect to such surrendered Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Note shall carry the same rights to unpaid interest, interest to accrue and delivery of Warrants that were carried by the Note so exchanged or transferred. Notes shall not be transferred in denominations of less than $100,000, provided that a holder of Notes may transfer its entire holding of Notes regardless of the principal amount of such holder's Notes.

            (b) Costs. The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any
     Note issued in substitution or replacement for the surrendered Note. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

            (c) Certain Restrictions on Transfer. Notwithstanding the provisions of Section 2.2(a):

               (i) so long as no Event of Default shall exist (and subject to clause (ii) below), no holder of Notes shall be permitted to transfer any Notes held by it other than to its subsidiaries and/or affiliates or to another Purchaser or its subsidiaries and/or affiliates without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that, upon the existence of an Event of Default, any holder of Notes may transfer any or all of the Notes held by it to any Person;

               (ii) in connection with the termination of the Supply Agreement of any Vendor in accordance with the provisions thereof and if no Event of Default (other than solely in respect of such terminated Supply Agreement) shall exist at such time, such Vendor (and any affiliate to which such Vendor has transferred its

          Note(s)) shall, at the request of the Company and if the Company shall have provided all Vendors with written notice of such action, transfer all of the Notes (and if applicable, any Warrants) held by it to another of the Company's suppliers, at a price equal to the outstanding principal amount of such Notes, interest accrued to the date of transfer (including any Capitalized Interest Amount and any Warrant Purchase Amount) and any other amounts due to such Vendor as the holder of Notes (upon the consummation of such transfer, such supplier shall be deemed to be a "Vendor" for all purposes hereof); and

               (iii) in connection with the termination of the Supply Agreement of any Vendor in accordance with the provisions thereof and if an Event of Default shall exist at such time (other than one caused solely by a breach by the Company of such Supply Agreement), such Vendor (and any affiliate of such Vendor to which such Vendor has transferred its Note(s)) shall, at the request of the Company and if the Company shall have provided all Vendors with written notice of such action, transfer all of the Notes (and if applicable, any Warrants) held by it to another of the Company's suppliers, at a price equal to the outstanding principal amount of such Notes, interest accrued to the date of transfer (including any Capitalized Interest Amount and any Warrant Purchase Amount) and any other amounts due to such Vendor as the holder of Notes, so long as the Required Holders (determined as though the Notes of the affected Vendor and its affiliates were not outstanding) have consented in writing to such transfer (such consent not to be unreasonably withheld) (upon the consummation of such transfer, such supplier shall be deemed to be a "Vendor" for all purposes hereof).

If and to the extent that the Warrant Purchase Amount can not be calculated at the time that the purchase of the selling Note holder's Note is to be consummated under clause (ii) or (iii) of this Section 2.2(c), then the purchaser of such Note shall unconditionally agree to pay the Warrant Purchase Amount to the selling Note holder within five (5) Business Days after the Warrant Purchase Amount has been determined.

     2.3.   Replacement of Notes.

     Upon receipt by the Company from the registered holder of a Note of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of a Purchaser, notice from such Purchaser of such loss, theft, destruction or mutilation), and:

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; provided, however, that if the holder of such Note is a Purchaser or a subsidiary or affiliate of a

     Purchaser, an institutional investor or a nominee of any such Person, the unsecured agreement of indemnity of such Person shall be deemed to be satisfactory; or

            (b) in the case of mutilation, upon surrender and cancellation thereof;


the Company at its own expense will execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     2.4.   Issuance Taxes.

     The Company will pay all taxes (if any) due in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification, waiver or amendment of this Agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes.

3.   GENERAL COVENANTS

     The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

     3.1.   Visits and Inspections.

     The Company shall, and shall cause each Subsidiary to, permit representatives of each holder of Notes, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to the Company at times and in a manner not unduly disruptive to the Company, to visit and inspect the Properties of the Company and each Subsidiary, inspect, audit and make extracts from the Company's and each Subsidiary's books and records, and discuss with its officers, its employees and its independent accountants the overall business, financial condition and results of operations of the Company and its Subsidiaries: provided, however, that in no event shall the Company or its Subsidiaries be required to allow any Note holder to inspect, or otherwise make available to or discuss with any Note holder, any information relating to the particular terms of its business arrangements with any party, its profit margins with respect to any particular party or business line, or any other information that the Company reasonably determines is competitively sensitive and has not been previously disclosed. Expenses incurred by the holders of the Notes in connection with this Section shall be paid by the Company in accordance with Section 7.6.

     3.2.   Notices.

            (a) The Company shall notify each holder of Notes in writing, promptly after the Company's obtaining knowledge thereof, (i) of the commencement of any litigation affecting any Obligor or any of its Properties, whether or not the claims asserted in such litigation are considered by the Company to be covered by insurance, and of the institution of any administrative proceeding, to the extent that such litigation or proceeding, if determined adversely to such Obligor, would reasonably be expected to have a Material Adverse Effect; (ii) of any material labor dispute to which any Obligor may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) of any material default by any Obligor under, or termination of, any Material Contract or any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $600,000; (iv) of the existence of any Default or Event of Default; (v) of any default by any Person under any note or other evidence of Debt payable to an Obligor in an amount exceeding $600,000; (vi) of any judgment against any Obligor in an amount exceeding $600,000; (vii) of the assertion by any Person of any Intellectual Property Claim, the adverse resolution of which could reasonably be expected to have a Material Adverse Effect; (viii) of any violation or asserted violation by the Company of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Laws), the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; and (ix) of any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor which would reasonably be expected to have a Material Adverse Effect. In addition, the Company shall give each holder of Notes at least 30 Business Days' prior written notice of any Obligor's opening of any new office or place of business.

          (b) The Company shall notify the Agent in writing (i) at least 30 Business Days' prior to the Company or any of its Subsidiaries opening any new office or place of business and shall promptly execute any and all documents requested by Agent and (ii) at least 30 Business Days' prior to any proposed change of name of the Company or any of its Subsidiaries and cause to be delivered to Agent (A) at least 15 Business Days prior thereto all Lien Perfection Documents required by Agent in connection with such name change, and
(B) within 5 Business Days after the effective date of such name change, written notice of the effective date of such name change and any state in which such name change is not effective.

     3.3.   Financial and Other Information.

            (a) The Company shall keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and to be furnished to each holder of Notes the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless the Company's certified public accountants concur in any change therein, such change is disclosed to each holder of Notes and is consistent with GAAP:

                (i) as soon as available, and in any event within 90 days (or to the extent that a filing extension is granted by the SEC, within 150 days) after the close of each Fiscal Year, unqualified audited balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders' equity and cash flow, all on a Consolidated basis, certified without material qualification by a firm of independent certified public accountants of recognized national standing selected by the Company but reasonably acceptable to the Required Holders (except for a qualification for a change in accounting principles with which the accountant concurs), and setting forth in each case in comparative form the corresponding Consolidated figures for the preceding Fiscal Year;

                (ii) as soon as available, and in any event within 30 days after the end of each of the first six (6) months ending after the Closing Date, unaudited balance sheets of the Company and its Subsidiaries as of the end of such month and the related unaudited Consolidated statements of income and cash flow for such month and for the portion of the Company's financial year then elapsed, all on a Consolidated basis, setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of the Company as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of the Company and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                 (iii) as soon as available, and in any event within 50 days after the end of each Fiscal Quarter hereafter, including the last Fiscal Quarter of the Company's Fiscal Year, unaudited balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited Consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of the Company's financial year then elapsed, on a Consolidated basis, setting forth in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of the Company as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of the Company and its Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                (iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which the Company has made generally available to its shareholders and copies of any regular, periodic and special reports or registration statements which the Company files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange;

                (v) promptly after (and in any event within 3 Business Days of) becoming aware (i) of the existence of any condition or event which constitutes a Default or an Event of Default, or (ii) that the holder of any Note, or of any Debt, shall have given notice or taken any other action with respect to a claimed Default, Event of Default or default or event of default, a notice specifying the nature of the claimed Default, Event of Default or default or event of default and the notice given or action taken (if any) by such holder and what action the Company is taking or proposes to take with respect thereto; and

                (vi) with reasonable promptness, such other data and information as from time to time may be reasonably requested by any holder of Notes.

           (b) Concurrently with the delivery of the financial statements described in clause (i) of Section 3.3(a), the Company shall cause to be prepared and shall deliver to each holder of Notes a certificate of the Company's certified public accountants stating to such holders that, based upon such accountants' audit of the Consolidated financial statements of the Company and its Subsidiaries performed in connection with their examination of said financial statements, nothing came to their attention that caused them to believe that the Company was not in compliance with
     Section 4.12, Section 4.16, Section 4.17 or Section 4.18 hereof, or, if they are aware of such noncompliance, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of Section 3.3(a), or more frequently if requested by any holder of Notes during any period that a Default or Event of Default exists, the Company shall cause to be prepared and furnished to each holder of Notes a Compliance Certificate executed by the chief financial officer of the Company, in form and substance reasonably satisfactory to the Required Holders.

     3.4.   Intentionally Omitted.

     3.5.   Taxes.

     The Company shall pay and discharge all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

     3.6.   Compliance with Laws.

     The Company shall comply with all Applicable Law, including ERISA, all Environmental Laws, OSHA, FLSA and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, act promptly and diligently to investigate and report to each holder of Notes and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release all in accordance with applicable Environmental Laws, to the extent the failure to do so would reasonably be expected to have a Material Adverse Effect.

     3.7.   Insurance.

     In addition to the insurance required pursuant to the Financing Documents with respect to the Collateral, the Company shall maintain with financially sound and reputable insurers, (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business of the Company or such Subsidiary and (ii) business interruption insurance in an amount not less than $10,000,000.

     3.8.   Year 2000 Compatibility.

     The Company shall take all action necessary to assure that the Company's computer based systems are (and remain) able to operate and effectively process data (including dates) after January 1, 2000.

     3.9.   Intellectual Property.

     The Company shall, promptly after applying for or otherwise acquiring any Intellectual Property, deliver to each holder of Notes (or the Agent for their benefit), in form and substance acceptable to the Required Holders and in recordable form, all documents necessary for the holders of Notes to perfect their Lien on such Intellectual Property subject to the Subordination Agreements.

     3.10.  Dividends of Subsidiaries After Default.

     The Company shall, promptly upon (but in no case more than 5 Business Days after) the occurrence of an Event of Default, cause each Subsidiary to declare and pay cash Distributions on, or to make payments or Distributions on account of, the shares of all classes of Equity Interests of such Subsidiary in an amount equal to the maximum amount permitted by Applicable Law at such time to such Subsidiary for the payment of Distributions, and turn over all such Distributions for application to the Obligations subject to the Subordination Agreements.

     3.11.  Pledged Shares.

     The Company shall pledge to the Agent, for the benefit of itself and each holder of Notes from time to time, 100% of the Equity Interests of each Domestic Subsidiary and 65% of the Equity Interests of each Foreign Subsidiary pursuant to a Pledge Agreement which is subject to the Subordination Agreements.

     3.12.  Payment of Notes and Maintenance of Office.

     The Company will punctually pay, or cause to be paid, the principal of, and interest on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company as provided on Annex 2 hereto where notices, presentations and demands in respect hereof or the Notes may be made upon it. Such office will be maintained at such address until such time as the Company notifies the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     3.13.  Private Offering.

     The Company will not, and will not permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

     3.14.  Subsidiary Guaranties.

     The Company will cause each Subsidiary that at any time incurs, creates, guarantees or in effect guarantees or otherwise becomes liable in respect of any Senior Debt, to simultaneously become a guarantor pursuant to a Subsidiary Guaranty (each, a "Subsidiary Guaranty") in form and substance reasonably satisfactory to the Purchasers. At the time each such Subsidiary executes such Subsidiary Guaranty, the Company shall cause such Subsidiary to deliver to each holder of Notes a certificate of the secretary or assistant secretary of such Subsidiary attaching and certifying as true, complete and accurate copies of the constitutive documents of such Subsidiary and corporate resolutions (or equivalent) authorizing such transaction, in each case certified as true and correct by an appropriate officer of such Subsidiary.

4.   NEGATIVE AND FINANCIAL COVENANTS

     The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

     4.1.   Fundamental Changes.

     The Company shall not, and shall not permit any Subsidiary to, merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, except for, upon prior written notice to the Agent, mergers or consolidations of any Subsidiary with another Subsidiary or the Company and mergers as to which the Permitted Merger Conditions are satisfied; or change the Company's FEIN.

     4.2.   Loans.

     The Company shall not, and shall not permit any Subsidiary to, make any loans or other advances of money to any Person other than (i) to an officer or employee of the Company or a Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business, (ii) to an officer or employee of the Company in the Ordinary Course of Business, provided, however, that the total of such loans to officers or
             --------  -------
employees of a the Company under this clause (ii) shall not exceed $600,000 in the aggregate at any time; and (iii) for so long as no Default or Event of Default exists loans to a Subsidiary that is a Guarantor so long as such Guarantor has granted a security interest in all of its assets in favor of the Agent for the benefit of the Purchasers.

     4.3.   Debt.

     The Company shall not, and shall not permit any Subsidiary to, create, incur, assume, guarantee or suffer to exist any Debt, except:

            (a) the Notes;

            (b) Senior Debt existing on the Closing Date and Senior Debt existing pursuant to an Acceptable Credit Facility;

            (c) accounts payable by the Company or a Subsidiary to trade creditors in the Ordinary Course of Business;

            (d) Permitted Purchase Money Debt;

            (e) Debt for accrued payroll, Taxes and other operating expenses (other than for Money Borrowed) incurred in the Ordinary Course of Business of the Company or such Subsidiary, so long as payment thereof is not past due and payable unless, in the case of Taxes only, such Taxes are being Properly Contested;

            (f) Debt for Money Borrowed by the Company (other than the Notes), but only to the extent that such Debt is outstanding on the date of this Agreement and is not to be satisfied on or about the Closing Date from the proceeds of the sale of the Notes;

            (g) Permitted Contingent Obligations;

            (h) Debt that is not included in any of the preceding paragraphs of this Section 4.3, is not secured by a Lien (unless such Lien is a Permitted
     Lien) and does not exceed at any time, in the aggregate, the sum of $120,000 as to the Company and all of its Subsidiaries;

            (i) Refinancing Debt so long as each of the Refinancing Conditions is met; and

            (j) Additional unsecured Debt, so long as (i) no Default or Event of Default has occurred and is continuing at the time of the incurrence thereof (ii) pursuant to Section 3.3(b) the Company shall have delivered to the holders of the Notes the Company's financial statements for the most recent Fiscal Quarter ended prior to the incurrence of such additional Debt, and (A) the Debt to EBITDA Ratio was less than 4.5 to 1 at the end of such Fiscal Quarter, and (B) the Pro Forma Debt to EBITDA Ratio was less than 4.5 to 1 at the end of such Fiscal Quarter.

     4.4.   Affiliate Transactions.

     The Company shall not, and shall not permit any Subsidiary to, enter into, or be a party to any transaction with any Affiliate, except: (i) the transactions contemplated by the Financing Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to the Company or its Subsidiaries; (iii) payment of customary directors' fees and indemnities; (iv) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to each purchaser of Notes in writing prior to the Closing Date; (v) transactions with Affiliates in the Ordinary Course of Business and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to the holders of the Notes and are no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Company or such Subsidiary; (vi) any of the transactions contemplated by the Pameco Securities Purchase Agreement and the Shareholders Agreement as in effect on the Closing Date without giving effect to any amendments thereafter, provided that management fees and other cash amounts may be paid to Littlejohn and Quilvest American Equity only if (x) no Default or Event of Default has occurred and is continuing at the time of or after giving effect thereto and (y) the Company shall have delivered to the holders of the Notes the Company's financial statements for the most recent Fiscal Quarter ended prior to the payment of such fees and amounts and the Debt to EBITDA Ratio was less than 4.5 to 1 at the end of such Fiscal Quarter; and (vii) Distributions to the extent permitted by
Section 4.6 of this Agreement.

     4.5.   Liens.

     The Company shall not, and shall not permit any Subsidiary to, create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

            (a) Liens at any time granted in favor of Agent;

            (b) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;

            (c) statutory Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of the Company or a Subsidiary, but only if and for so long as (x) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (y) such Liens do not materially detract from the value of the Property of the Company or such Subsidiary and do not materially impair the use thereof in the operation of the Company's or such Subsidiary's business;

            (d) Purchase Money Liens securing Permitted Purchase Money Debt;

            (e) Liens securing Debt of a Subsidiary of the Company to the Company or to another such Subsidiary;

            (f) Liens arising by virtue of the rendition, entry or issuance against the Company or any Subsidiary, or any Property of the Company or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent;

            (g) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts, provided that, to the extent any such Liens attach to any of the Collateral, such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of the Agent;

            (h) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of the Company or a Subsidiary that do not interfere with the ordinary conduct of the business of the Company or such Subsidiary;

            (i) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collection bank arising under the UCC on Payment Items in the course of collection;

            (j) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of the Company's cash on hand at the Closing Date or the proceeds of the sale of the Notes;

            (k) Liens in favor of the holders of Senior Debt that are permitted pursuant to the applicable Acceptable Credit Facility;

            (l) such other Liens as appear on Schedule 4.5 hereof, to the extent provided therein; and

            (m) such other Liens as the Required Holders in their sole discretion may hereafter approve in writing.

     4.6.   Distributions.

     The Company shall not, and shall not permit any Subsidiary to, declare or make any Distributions, except (i) for Upstream Payments and (ii) as otherwise provided in Section 3.12 and (iii) dividends in respect of either (I) the Series A Cumulative Preferred Stock issued pursuant to the Pameco Securities Purchase Agreement as in effect on the date hereof and the Certificate of Designations providing for the issuance of Series A Cumulative Preferred Stock, par value $1.00 per share, in accordance with the terms of such Certificate of Designations as in effect on the date hereof and (II) any additional series of Preferred Stock issued pursuant to the Pameco Securities Purchase Agreement as in effect on the date hereof and the Certificate of Designations providing for the issuance of any additional series of Cumulative Payment in Kind Convertible Preferred Stock, par value $1.00 per share, in accordance with the terms of such Certificate of Designations as in effect on the date hereof; each of the foregoing agreements or documents as in effect on the Closing Date without giving effect to any amendment thereof after the Closing Date; provided,
                                                               ---------
however, that such dividends can only be paid in cash after February 28, 2003
-------
and only so long as both (x) no Default or Event of Default has occurred and is continuing at the time of or after the making of such dividend, and (y) the Company shall have delivered to the holders o the Notes the Company's financial statements for the most recent Fiscal Quarter ended and the Debt to EBITDA Ratio was less than 4.5 to 1 at the end of such Fiscal Quarter.

     4.7.     Upstream Payments.

     The Company shall not, and shall not permit any Subsidiary to, create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the Financing Documents or (ii) existing under Applicable Law.

     4.8.   Capital Expenditures.

     The Company shall not, and shall not permit any Subsidiary to, make Capital Expenditures (including expenditures by way of capitalized leases) which in the aggregate, as to the Company and its Subsidiaries, exceed $6,000,000 during the period from the date of this Agreement through February 28, 2001 or $8,000,000 during any Fiscal Year after February 28, 2001, provided, however, that the Company may make additional Capital Expenditures in excess of the amounts set forth herein so long as (a) no Default or Event of Default has occurred and is continuing at the time of making such Capital Expenditure and (b) at the time of making such Capital Expenditure the Company shall have delivered to the holders of the Notes the Company's financial statements for the most recent Fiscal Quarter ended prior to making such Capital Expenditure and the Debt to EBITDA Ratio was less than 4.5 to 1 at the end of such Fiscal Quarter.

     4.9.   Disposition of Assets.

     The Company shall not, and shall not permit any Subsidiary to, sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business and (ii) so long as no Default or Event of Default shall have occurred and be continuing, the Company may sell Property which, in the aggregate amount, does not exceed $10,000,000 in Value after the date hereof.

     4.10.  Restricted Investments.

     The Company shall not, and shall not permit any Subsidiary to, make or have any Restricted Investment.

     4.11.  Tax Consolidation.

     The Company shall not, and shall not permit any Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

     4.12.  Accounting Changes.

     The Company shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

     4.13.  Organization Documents.

     The Company shall not, and shall not permit any Subsidiary to, amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the date hereof, except for changes that do not affect in any way the Company's or such Subsidiary's rights and obligations to enter into and perform the Financing Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

     4.14.  Restrictive Agreements.

     The Company shall not, and shall not permit any Subsidiary to, enter into or become party to any Restrictive Agreement other than those disclosed in
Schedule 4.14 hereto, provided that none of such disclosed agreements shall be amended without prior notice to and the consent of the Required Holders.

     4.15.  Conduct of Business.

     The Company shall not, and shall not permit any Subsidiary to engage in any business other than the business engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

     4.16.  Consolidated Net Worth.

     The Company shall maintain a Consolidated Net Worth of at least $43,200,000, as of the last day of each Fiscal Quarter. Commencing with the Fiscal Quarter ending May 31, 2001, this test shall be increased by 50% of Consolidated Net Income based upon the immediately preceding Fiscal Quarter (without regard to any loss).

     4.17.  Consolidated EBITDA.

     The Company shall achieve Consolidated EBITDA of at least the amount shown below for the period corresponding thereto:


Period                                                       Amount
------                                                       ------

February 29, 2000 through May 31, 2000                       $(6,000,000)
February 29, 2000 through August 31, 2000                    $ 6,400,000
February 29, 2000 through November 30, 2000                  $ 9,200,000
February 29, 2000 through February 28, 2001                  $ 9,600,000

     Commencing on March 1, 2001, Borrower shall achieve Consolidated EBITDA of at least the amount shown below for the period corresponding thereto, based upon the immediately preceding four Fiscal Quarter period:


The four Fiscal Quarter Period ending May 31, 2001           $12,800,000
The four Fiscal Quarter Period ending August 31, 2001        $14,400,000
The four Fiscal Quarter Period ending November 30, 2001      $14,400,000
The four Fiscal Quarter Period ending February 28, 2002      $15,200,000

     4.18.  Fixed Charge Ratio.

     Commencing March 1, 2002, the Company shall achieve a Consolidated Fixed Charge Coverage Ratio of at least the ratios shown below for the periods corresponding thereto:

Fiscal Quarter ended May 31, 2002                            1.04 to 1.00
Each Fiscal Quarter ended thereafter                         1.12 to 1.00

     4.19.  Senior Credit Facility Provisions.

     To the extent that the provisions of the Senior Credit Agreement that are analogous to Sections 4.16, Section 4.17 and/or Section 4.18 hereof (including any amendment to the defined terms used therein or the manner of calculating such covenants) are amended, waived or modified at any time while any Notes are outstanding hereunder, Section 4.16, Section 4.17 and/or Section
4.18 hereof, as appropriate, shall be deemed to be so amended, waived or modified upon delivery to all holders of Notes of a copy of the executed agreement containing such amendment, waiver or modification, in the same manner and for the same amount of time as with respect to the Senior Credit Agreement, provided that, to the extent that an amendment or modification of such Senior Credit Agreement provisions affects the dollar values or thresholds set forth therein, the corresponding dollar values or thresholds contained in Section 4.16, Section 4.17 and/or Section 4.18 shall be deemed to be amended in a such manner so as to retain a margin of 20% greater flexibility for the Company.

5.   EVENTS OF DEFAULT

     5.1.   Events of Default.

     An "Event of Default" exists at any time if any of the following occurs and is continuing thereafter for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

            (a) Payments on Notes. The Company fails to make any payment of principal, interest or any other amount on any Note on or before the date such payment is due; or

            (b)  Other Defaults.

                 (i) Negative Covenant Defaults - the Company or any Subsidiary
                     --------------------------
            fails to comply with any provision of Section 3.1, Section 3.2,
            Section 3.3, Section 3.14 or Section 4; or

                 (ii) Other Defaults - any Obligor fails to comply with any
                      --------------
            other provision hereof or of any other Financing Document, and the breach of such other provision is not cured to Agent's and the Required Holders' satisfaction within 15 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Agent or the date on which such failure first becomes known to any Senior Officer; provided, however, that such notice and opportunity
                            --------  -------
            to cure shall not apply in the case of any failure which is not capable of being cured at all or is not capable of being cured within such 15-day period or which is a willful and knowing failure or breach by Company; or

            (c) Warranties or Representations. Any warranty, representation or other written statement by or on behalf of any Obligor contained in the Securities Purchase Agreement or any other Financing Document, in any written amendment, supplement, modification or waiver with respect to any Financing Document or in any instrument furnished in compliance herewith or in reference hereto, shall have been false or misleading in any material respect when made; or

            (d) Default in Respect of Other Debt. Any event shall occur or any condition shall exist in respect of Debt for Money Borrowed, or under any agreement securing or relating to such Debt for Money Borrowed, (i) as a result of which the holders of such Debt for Money Borrowed, or an agent or trustee therefor, has accelerated the maturity of such Debt for Money Borrowed or otherwise demanded its immediate repayment or (ii) that permits any one or more of the holders thereof or a trustee therefor to require the Company or any Subsidiary to repurchase such Debt for Money Borrowed from the holders thereof, and such holder or holders have required the Company or any Subsidiary to do so, provided that the aggregate amount of all obligations in respect of all such Debt for Money Borrowed exceeds at such time $500,000; or

            (e) Insolvency.

                 (i)  Involuntary Bankruptcy Proceedings:
                      ----------------------------------

                      (A) a receiver, liquidator, custodian or trustee of any
                 Obligor, or of all or any substantial part of the Property of any of them, is appointed by court order; or an order for relief is entered with respect any Obligor, or any Obligor is adjudicated a bankrupt or insolvent;

                      (B) all or any substantial part of the Property of any
                 Obligor is sequestered by court order; or

                      (C) a petition is filed against any Obligor under any
                 bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) days after such filing;

                 (ii) Voluntary Petitions. any Obligor files a petition in
                      -------------------
            voluntary bankruptcy or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

                 (iii) Assignments for Benefit of Creditors, etc. any Obligor
                       -----------------------------------------
            makes an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or consents to the appointment of a receiver, liquidator or trustee of the any Obligor or of all or a substantial part of its Property; or

            (f) Undischarged Final Judgments. A final judgment or final, judgments for the payment of money aggregating in excess of $500,000 is or are outstanding against one or more of the Obligors and any one of such judgments shall have been outstanding for more than 30 days from the date of its entry and shall not have been discharged in full or stayed; or

            (g) Financing Documents. Any Financing Document or the Supply Agreement shall cease to be in full force and effect or shall be declared by a court or other Governmental Authority of competent jurisdiction to be void, voidable or unenforceable against any Obligor or any Affiliate; the validity or enforceability of any Financing Document or the Supply Agreement against any Obligor or any Affiliate shall be contested by any Obligor or Affiliate; or any Obligor or Affiliate shall deny that any Obligor has any further liability or obligation under any Financing Document or any provision thereof; or

            (h) Material Event of Default under Vendor's Supply Agreement. Any "material event of default" as defined in any Supply Agreement (or any term sheet with respect to any Supply Agreement that has not been superceded thereby) shall exist provided, that subject to Section 5.1(i) hereof, such material event of default under a Supply Agreement shall only constitute an Event of Default with respect to the Notes held by the Vendor that is a party to such Supply Agreement; or

            (i) Acceleration under Other Supply Agreements. Any Vendor shall have accelerated Notes held by it through the operation of Section 5.2(a)(iii); or

            (j) Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as the Required Holders shall have permitted) by insurance if the amount not covered by insurance exceeds $1,000,000; or

            (k) Material Adverse Effect. There shall occur any event or condition that has a Material Adverse Effect; or

            (l) Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Obligor (other than as a result of a transaction permitted by Section 4.1 hereof) for a period which may be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation; or

            (m) ERISA. A Reportable Event shall occur which could reasonably be expected to constitute grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if the Company, any Subsidiary or any Obligor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Company's, such Subsidiary's or such Obligor's complete or partial withdrawal from such Plan if such termination, trustee appointment or default could reasonably be expected to result in a Material Adverse Effect; or

            (n) Challenge to Financing Documents. Any Obligor or any of its Affiliates shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Financing Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent or any of the holders of Notes, or any of the Financing Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Agent and the holders of the Notes in accordance with the terms thereof; or

            (o) Repudiation of or Default Under Subsidiary Guaranty. Any Subsidiary Guarantor shall revoke or attempt to revoke the Subsidiary Guaranty signed by such Subsidiary Guarantor, shall repudiate such Subsidiary Guarantor's liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of any holder of Notes' written request therefor, such Subsidiary Guarantor's ongoing liability under the Subsidiary Guaranty in accordance with the terms thereof; or

            (p) Criminal Forfeiture. Any Obligor shall be convicted under any criminal law that could lead to a forfeiture of any material Property of such Obligor.

     5.2.   Default Remedies.

            (a)  Acceleration of Maturity of Notes.

                 (i)  Acceleration on Event of Default.
                      --------------------------------

                      (A) Automatic. If any Event of Default specified in
                 Section 5.1(e) shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

                      (B) By Action of Holders. If any Event of Default (other
                 than an Event of Default specified in Section 5.1(e) or Section 5.1(h)) shall exist, the Required Holders may exercise any right, power or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare, the entire principal of, and all interest accrued on, all the Notes then outstanding to be due and payable, and such Notes shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes.

                 (ii) Acceleration on Payment Default. During the existence of
                      -------------------------------
           an Event of Default described in Section 5.1(a), and irrespective of whether the Notes then outstanding shall have become due and payable pursuant to Section 5.2(a)(i)(B), any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes.

                  (iii) Acceleration upon Supply Agreement Material Event of
                        ----------------------------------------------------
           Default. With respect to any individual Vendor, during the existence
           -------
           of an Event of Default described in Section 5.1(h) with respect to the Supply Agreement of such Vendor, and irrespective of whether the Notes then outstanding shall have become due and payable pursuant to
           Section 5.2(a)(i)(B), such Vendor may, at his or its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such Vendor the entire principal of and interest accrued on such Notes.

           (b) Other Remedies. During the existence of an Event of Default. irrespective of whether the Notes then outstanding shall become due and payable pursuant to Section 5.2(a),and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein; provided, however, that the maturity of such holder's Notes may be accelerated only in accordance with Section 5.2(a).

            (c) Nonwaiver; Remedies Cumulative. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. All rights and remedies of each holder of Notes hereunder and under applicable law are cumulative to, and not exclusive of, any other rights or remedies any such holder of Notes would otherwise have.

            (d) Subordination. The rights of the holders of the Notes to receive payments in respect of this Agreement and the Notes, and to exercise any remedies, solely as between the holders of the Notes and the holders of the Senior Debt, shall be subject in all respects to the provisions of the Subordination Agreement; provided, however, that all such rights shall remain unconditional and absolute as between the holders of the Notes and the Company and the other Obligors.

     5.3.  Annulment of Acceleration of Notes.

           If a declaration is made pursuant to Section 5.2(a)(i), then and in every such case, the Required Holders may, by written instrument filed with the

Company, rescind and annul such declaration, and the consequences thereof; provided, however, that at the time such declaration is annulled and rescinded:

           (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

           (b) all arrears of interest upon all of the Notes and all of the other sums payable hereunder and under the Notes (except any principal of, or interest on, the Notes which shall have become due and payable by reason of such declaration under Section 5.2(a)(i)) shall have been duly paid; and

           (c) each and every other Default and Event of Default shall have been waived pursuant to Section 7.5 or otherwise made good or cured;

and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

6.   INTERPRETATION OF THIS AGREEMENT

     6.1.   Terms Defined.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     Acceptable Credit Facility - means and includes:

            (a) the Senior Credit Agreement, as in effect on the date hereof;
     and

            (b) the Senior Credit Agreement, as amended, modified supplemented, renewed or extended after the date hereof; and each and every agreement or document refinancing, renewing or refunding the Senior Credit Agreement, as amended, modified supplemented, renewed or extended after the date; but, in each case, only so long as:

                (i) the aggregate principal amount of the Debt committed to thereunder does not exceed at any time the Senior Debt Limit;

                (ii) such loan or credit agreement does not expressly restrict payments on the Subordinated Debt so as to create any default or event of default in respect of such facility by virtue of no other fact except the making by the Company of a payment required to be made in respect of the Notes, and shall not restrict the payment of dividends or distributions from the Subsidiaries to the Company in any manner which would have such effect.

     Acquisition - any transaction, or any series of related transactions, by which the Company directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the Voting Securities of a corporation having ordinary Voting Power for the election of directors, or (iii) acquires control of 50% or more of the Equity Interests in any other Person.

     Acquisition Subsidiary - a Subsidiary that is formed by the Company to purchase assets or stock of a Person in connection with a Permitted Acquisition or an existing Subsidiary that purchases assets or stock of another Person in connection with a Permitted Acquisition.

     Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

     Agent - means International Comfort Products Corporation (USA), as agent pursuant to the Collateral Agency Agreement.

     Agreement, this - and references thereto shall mean this Note Agreement as it may from time to time be amended or supplemented.

     Applicable Interest Law - means any present or future law which has application to the interest and other charges pursuant to this Agreement and the Notes; provided, however, that pursuant to Section 6.5, the parties have selected the internal laws of the State of New York as the Applicable Interest Law for purposes of this Agreement.

     Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Financing Document or Material Contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

     Bankruptcy Code - title 11 of the United States Code, as amended and in effect from time to time.

     Business Day - means a day other than a Saturday, a Sunday or a day on which banks in the State of New York are required or permitted by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

     Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

     Capitalized Interest Amount - Section 1.1(b).

     Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers' acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and (unless issued by a holder of Senior Debt) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; and (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody's, and having a maturity within 9 months after the date of acquisition thereof.

     CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq. and its implementing regulations, as amended and in effect from time to time.

     Change in Control - means either (a) Littlejohn Fund II, L.P. shall cease to beneficially own (as determined under Rule 13d-3(a)(1) under the Exchange
Act) 20% of the common stock, par value $.01 per share, of the Company, or shall at least cease to have pursuant to contractual rights, control of the Company,
(b) the transfer of all or substantially all of the Property of the Company as an entirety in one or a series of transactions or (c) the acquisition by any Person or group of Persons (other than Littlejohn Fund II, L.P. or

Littlejohn Fund II, L.P. and Quilvest American Equity, Ltd. as a group) of control of a majority of the Voting Securities of the Company.

     Change in Control Notice Event - means:

         (a) the execution of any written agreement (including, without limitation, any "letter of intent" or other similar agreement which contemplates more complete documentation or agreement) which, when fully performed by the parties thereto, would result in a Change in Control; or

         (b) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing
     Date), which offer, if accepted by the requisite number of such holders, would result in a Change in Control.

     Change in Control Payment Date - see Section 1.7.

     Closing Date - means the date any Notes are first sold.

     Collateral - all of the Property and interests in Property described in
Section 1 of the Company Security Agreement; all Property described in any other security documents as security for the payment or performance of any of the Obligations; and all other Property and interests in Property that now or hereafter secure (or are intended to secure) the payment and performance of any of the Obligations.

     Collateral Agency Agreement - means that certain Collateral Agency Agreement, dated as of even date herewith, by and among the Agent, the Purchasers, the Company and the Guarantor pursuant to which the Purchasers appoint the Agent with respect to certain matters relating to the Collateral, as amended from time to time.

     Common Stock - means the voting Class A Common Stock, par value $0.1 per share, of the Company.

     Company - see the introductory paragraph.

     Company Security Agreement - the security agreement of even date herewith between the Company and the Agent, as amended from time to time.

     Compliance Certificate - a Compliance Certificate to be provided by the Company in accordance with Section 3.3.

     Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

     Consolidated Adjusted Net Earnings - with respect to any fiscal period, means the net earnings (or loss) for such fiscal period of the Company and its Subsidiaries, all as reflected on the financial statements of the Company and its Subsidiaries supplied to Agent pursuant to Section 3.3 hereof, but excluding: (i) any gain or loss arising from the sale of capital assets; (ii) any gain or loss arising from any write-up or write-down of assets during such period; (iii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) earnings of any Person, substantially all the assets of which have been acquired in any manner by the Company, realized by such Person prior to the date of such acquisition; (v) net earnings of any entity (other than a Subsidiary of the Company) in which the Company has an ownership interest unless such net earnings have actually been received by the Company in the form of cash Distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of Distributions to the Company; (vii) the earnings of any Person to which any assets of the Company shall have been sold, transferred or disposed of, or into which the Company shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Securities of the Company; and (ix) any gain or loss arising from extraordinary or non-recurring items, all as determined on a Consolidated basis in accordance with GAAP.

     Consolidated EBITDA - for any fiscal period of the Company, an amount equal to the sum for such fiscal period of (i) Consolidated Adjusted Net Earnings, plus (ii) provision for Taxes based on income, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and other non-cash charges of the Company and its Subsidiaries on a Consolidated basis.

     Consolidated Fixed Charge Coverage Ratio - with respect to any fiscal period, the ratio of (i) Consolidated EBITDA minus cash income taxes paid and Unfinanced Capital Expenditures made during such period, to (ii) Consolidated Fixed Charges for such period.

     Consolidated Fixed Charges - with respect to any fiscal period, the sum of the Company's and its Subsidiaries' (a) Consolidated Interest Expense, plus (b) the aggregate of all actual principal payments of Debt, plus (c) cash Distributions permitted by the Agreement.

     Consolidated Interest Expense - for any period, total interest expense (including that portion attributable to capitalized leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a Consolidated basis with respect to all outstanding Debts of the Company and its Subsidiaries, including all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net cost under Interest Rate Contracts.

     Consolidated Net Income - net income of the Company and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

     Consolidated Net Worth - on any date of determination thereof, (i) the Consolidated net worth of the Company and its Subsidiaries on such date after deducting therefrom the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition and all similar items that could properly be treated as intangibles in accordance with GAAP, plus (ii) Subordinated Debt on such date, plus (iii) accrued but undeclared Distributions to the extent not reflected on the balance sheet of Company and its Subsidiaries in accordance with GAAP.

     Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

     Current Assets - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

     Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including Capitalized Lease Obligations;
(ii) all Contingent Obligations of such Person; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of the Company (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

     Debt to EBITDA Ratio - means, as of the end of any Fiscal Quarter of the Company, the ratio of the aggregate Debt for Money Borrowed of the Company and its Subsidiaries as at such date to Consolidated EBITDA for the period of four Fiscal Quarters ending on such date.

     Debt Obligations - means, with respect to any Debt, all obligations, liabilities and indebtedness, whether now or hereafter existing and whether fixed or contingent, for principal, premium, interest (including interest accruing after the filing of a petition under the Bankruptcy Code, to the extent allowed), expenses and fees incurred by the Company in respect of such Debt.

     Default - means any event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

     Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or any Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

     DOL - means the United States Department of Labor and any successor agency.

     Domestic Subsidiary - a Subsidiary of the Company that is incorporated under the laws of a state of the United States or the District of Columbia.

     Environmental Laws - all federal, state and local laws, rules, regulations, codes, ordinances, programs, permits, guidance documents promulgated by regulatory agencies, orders and consent decrees, now or hereafter in effect and relating to human health and safety or the protection or pollution of the environment, including CERCLA.

     Environmental Release - a release as defined in CERCLA or under any applicable Environmental Laws.

     Equipment - all of the Company's machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by the Company and wherever located, and all parts, accessories and special tools therefor, all accessions thereto, and all substitutions and replacements thereof.

     Equity Interest - the interest of (i) a shareholder in a corporation, (ii) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (iii) a member in a limited liability company, or
(iv) any other Person having any other form of equity security or ownership interest.

     ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA Affiliate - means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the IRC.

     Event of Default - Section 5.1.

     Exchange Act - means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC thereunder.

     Extraordinary Expenses - all costs, expenses, fees or advances that Agent or any holder of Notes may suffer or incur, whether prior to or after the occurrence of an Event of Default, and whether prior to, after or during the pendency of an Insolvency Proceeding of any Obligor, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Agent's Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Notes, the Financing Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection or enforcement of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the Financing Documents or Obligations; (vi) amounts advanced by Agent pursuant to the Company Security Agreement; or (vii) the enforcement of any of the provisions of any of the Financing Documents. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of the Company or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by the Company or any other Obligor under any of the Financing Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the Financing Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Agent.

     FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

     Financing Documents - means and includes this Agreement, the Securities Purchase Agreement, the Notes, the Pledge Agreement, the Stock Pledge Letter, the Trademark Security Agreements, the Warrant Agreement, the Warrant certificates, the Registration Rights Agreement, the Company Security Agreement, the Pledge Agreement, the Subsidiary Guarantor Security Documents, the Subsidiary Guaranties, the Collateral Agency Agreement, the Subordination Agreement and the other agreements, certificates and instruments to be executed and/or delivered pursuant to the terms of each of the foregoing, as each may be amended, restated or otherwise modified from time to time.

     Fiscal Quarter - each consecutive period of three months beginning on the first day of a Fiscal Year.

     Fiscal Year - the fiscal year of the Company and its Subsidiaries for accounting and tax purposes, which ends on the last day of February in each year.

     FLSA - the Fair Labor Standards Act of 1938, as amended and in effect from time to time.

     Foreign Pension Plan -  means any plan, fund or other similar program:

         (a) established or maintained outside of the United States of America by the Company or any Subsidiary primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company or such Subsidiary, which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement; and

         (b)  not otherwise subject to ERISA.

     Foreign Subsidiary - a Subsidiary of the Company that is not incorporated under the laws of a state of the United States or the District of Columbia.

     GAAP - means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States of America.

     General Intangibles - all general intangibles of the Company, whether now owned or hereafter created or acquired by the Company, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, operational manuals, all claims under guaranties, security interests or other security held by or granted to the Company to secure payment of any of any of the Company's Accounts by an Account Debtor, all rights to indemnification and all other intangible property of the Company of every kind and nature (other than Accounts).

     Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     Governmental Authority - any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

     Guarantor Security Documents - means (i) each security agreement that is executed after the Closing Date by a direct or indirect Subsidiary of Borrower in favor of Agent in connection with a Permitted Acquisition and by which such Subsidiary shall grant a security interest in favor of Agent, for its benefit and for the ratable benefit of Lenders, in all of such Subsidiary's Properties as security for the payment of the Obligations and such Guarantor's Guaranty, and (ii) all Lien Perfection Documents requested by Agent from any Guarantor.

     Guarantors - Pameco Investment and each other Person who guarantees payment or performance of the whole or any part of the Obligations.

     Guaranty - means with respect to any Person (for the purposes of this definition, the "Guarantor") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by the Guarantor:

         (a) to purchase such indebtedness or obligation or any Property constituting security therefor;

         (b) to advance or supply funds

           (i) for the purchase or payment of such indebtedness, dividend or obligation; or

           (ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness, dividend or obligation;

         (c) to lease Property or to purchase securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

         (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty, in connection with any computation of indebtedness or other liability:

            (i) in each case where the obligation that is the subject of such Guaranty is in the nature of indebtedness for money borrowed it shall be assumed that the amount of the Guaranty is the amount of the direct obligation then outstanding; and

            (ii) in each case where the obligation that is the subject of such Guaranty is not in the nature of indebtedness for money borrowed it shall be assumed that the amount of the Guaranty is the amount (if any) of the direct obligation that is then due.

     Indemnified Party - Section 7.7.

     Insolvency Proceeding - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.

     Intellectual Property - Property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, tradename, mask work, trade secret or license or other right to use any of the foregoing.

     Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that the Company's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.

     Interest Payment Date- Section 1.1(b).

     Interest Rate Contract - any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by the Company with a bank or financial institution that is designed to protect against fluctuations in interest rates.

     Inventory - all of the Company's inventory, whether now owned or hereafter acquired, including all goods intended for sale or lease by the Company, to be furnished by the Company under contracts of service, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in the Company's business; and all Documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by the Company.

     IRC - means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

     IRS - means the Internal Revenue Service of the United States of America, and any successor agency charged with administering or enforcing the IRC.

     Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes. The interest of a Person who delivers goods to another Person (the "consignee") under a consignment which is not a security interest, where the goods are not the Property of the consignee, shall not be deemed to constitute a "Lien" for purposes of this Agreement.

     Lien Perfection Documents - all instruments, agreements, filings and recordings necessary or, in Agent's reasonable determination, necessary or desirable to perfect, maintain or continue the perfection of, or achieve or maintain the perfected status of any Lien granted to Agent pursuant to any of the Financing Documents by the Company or Subsidiary Guarantor, including all UCC-1 financing statements, pledges, assignments, hypothecations, registrations of pledge, notifications, bailment agreements, landlord or mortgagee waivers, processor waivers, intercreditor agreements, subordination agreements, chattel mortgage filings or similar instruments, agreements or documents.

     Littlejohn - Littlejohn & Co., LLC.

     March Interest Payment Date - means any Interest Payment Date occurring on March of any year (but not any Interest Payment Date occurring in June, September or December of any year).

     Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (ii) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Financing Documents; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Agent with respect to such Collateral or the priority of any such Liens; (iv) materially impairs the ability of any other Obligor to perform its obligations under the Agreement or any of the other Financing Documents, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Agent or any holder of Notes to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Financing Documents and Applicable Law.

     Material Contract - an agreement to which an Obligor is a party (other than the Financing Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.

     Maximum Legal Rate of Interest - means the maximum rate of interest that a holder of Notes may from time to time legally charge the Company by agreement and in regard to which the Company would be prevented successfully from raising the claim or defense of usury under the Applicable Interest Law as now or hereafter construed by courts having appropriate jurisdiction.

     Money Borrowed - as applied to any Person, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iv) hereof, if owed directly by such Person.

     Moody's - Moody's Investors Services, a division of McGraw Hill, Inc.

     Multiemployer Plan - means any "multiemployer plan" (as defined in section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an "employer" (as such term is defined in section 3 of ERISA).

     Notes - means and includes each PIK Note and each Warrant Note.

     Obligations - in each case, whether now in existence or hereafter arising,
(i) the principal of, and interest and premium, if any, on, the Notes; (ii) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by the Company to Agent or any holder of Notes under or pursuant to this Agreement or any of the other Financing Documents, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to any or all Obligors hereunder or under any of the other Financing Documents.

     Obligor - the Company and each Subsidiary Guarantor, and any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Agent or any other holder of Notes a Lien upon any of any of such Person's assets to secure payment of any of the Obligations.

     Ordinary Course of Business - with respect to any transaction involving any Person, the ordinary course of such Person's business, as conducted by such Person and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Financing Document.

     Organization Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

     OSHA - the Occupational Safety and Hazard Act of 1970, as amended and in effect from time to time.

     Pameco Investment - Pameco Investment Company, Inc., a Delaware corporation.

     Pameco Securities Purchase Agreement - means the Securities Purchase Agreement dated as of January [15], 2000, by and among the Company, Littlejohn Fund II, LLP, and Quilvest American Equity, Ltd.

     Payment Items - all checks, drafts, or other items of payment payable to the Company, including proceeds of any of the Collateral.

     Permitted Acquisition - any Acquisition by the Company (or by an Acquisition Subsidiary) in which each of the following conditions is satisfied:
(i) the business to be acquired is related or substantially similar to the business of the Company; (ii) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist or result therefrom;
(iii) such Acquisition is otherwise permitted under the Acceptable Credit Facility in effect at such time; (iv) the Company's consummation of the Acquisition shall be in compliance with all Applicable Law and the Company shall have obtained all required Governmental Approvals; (v) any Acquisition Subsidiary created in connection with or resulting from the Acquisition shall be wholly-owned by the Company, and, if requested to do so by Agent, such Subsidiary shall execute a Subsidiary Guaranty and Subsidiary Guarantor Security Documents; and (vi) the entire purchase price of the Permitted Acquisition is funded with the proceeds of the issuance of additional equity of the Company and the aggregate purchase price of all such Permitted Acquisitions made after the Closing Date does not exceed $35,000,000 or the Company shall have delivered to the Note holders the Company's financial statements for the most recent Fiscal Quarter ended and prior to making such Permitted Acquisition the Debt to EBITDA Ratio was less than 4.5 to 1 at the end of such Fiscal Quarter.

     Permitted Contingent Obligations - Contingent Obligations arising from endorsements for collection or deposit in the Ordinary Course of Business; Contingent Obligations arising from Interest Rate Contracts entered into in the Ordinary Course of Business pursuant to this Agreement or with the Required Holders' prior written consent; Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations; Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; and Contingent Obligations with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted under Section 4.9 of this Agreement.

     Permitted Lien - a Lien of a kind specified in Section 4.5 of this Agreement.

     Permitted Merger Conditions - means, with respect to any proposed merger, that (a) no Default or Event of Default shall exist before or after giving effect to the merger; (b) the Company is the surviving entity in the merger; (c) on a pro forma basis, based upon the balance sheets, as of the end of the most recent Fiscal Quarter ended prior to the merger, of the Company and the entity merging into the Company; (i) the Company's Consolidated Net Worth after giving effect to the merger and the consideration paid by the Company in connection with the merger are no less than the Company's Consolidated Net Worth prior to giving effect to the merger, and (ii) the Company is in compliance with its covenants in Section 4 after giving effect to the merger; (d) the Company shall have provided to the Agent such lien searches and other evidence as may be reasonably requested by the Agent in order to confirm that there are no liens of record against any of the assets of the entity that is to be merged into the Company and the Agent has a perfected security interest in all the assets of such merged entity and the Company shall have executed any and all Lien Perfection Documents as requested by the Agent; (e) the entity that is to be merged into the Company is engaged in the same or a related or substantially similar to the business as that engaged in by the Company; (f) such merger is permitted by the Acceptable Credit Facility in effect at such time; (g) the merger shall be in compliance with Applicable Law and the Company and the Company shall have obtained all required Governmental Approvals and (h) any Subsidiary of the entity to be merged into the Company shall execute a Subsidiary Guaranty and Subsidiary Guarantor Security Documents.

     Permitted Purchase Money Debt - Purchase Money Debt of the Company and its Subsidiaries which is incurred after the date of this Agreement and which is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt outstanding at any time does not exceed $5,000,000 and the incurrence of such Purchase

Money Debt does not violate any limitation in the Financing Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

     Person - means an individual, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     PIK Notes - means those certain 12% Senior Subordinated Notes due March 31, 2005, substantially in the form set forth as Attachment A1 hereto, as such notes are amended or restated from time to time, and including any notes issued in substitution therefor pursuant to this Agreement.

     Plan - means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability thereof.

     Pledge Agreement - means the Stock Pledge Agreement of even date herewith by and between the Company and the Agent, as amended from time to time.

     Pro Forma Debt to EBITDA Ratio - means, with respect to any incurrence of additional Debt, the ratio of (a) the sum of (i) the aggregate Debt of the Company and its Subsidiaries as of the end of the most recent Fiscal Quarter of the Company prior to the incurrence of such additional Debt, plus (ii) the amount of such additional Debt to be incurred, to (b) Consolidated EBITDA for the four Fiscal Quarters ended at the end of such Fiscal Quarter.

     Projections - the Company's forecasted Consolidated (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with the Company's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     Properly Contested - in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP;
(iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Obligor; (iv) no Lien is imposed upon any of such Obligor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute;
(v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

     Property - means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

     Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the UCC.

     Purchasers - see the introductory paragraph.

     Refinancing Conditions - the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 4.3 of this
Agreement: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced plus any accrued interest, and reasonable fees or expenses relating thereto, (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds a market rate (as determined in good faith by a Senior Officer) as of the date of such extension, renewal or refinancing, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable to the Company than those relating to the Debt being extended, renewed or refinanced, and (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist.

     Refinancing Debt - Debt for Money Borrowed that is permitted by Section 4.3 and that is the subject or the result of an extension, renewal or refinancing.

     Registration Rights Agreement - means, the Registration Rights Agreement, of even date herewith, by and among the Company, Littlejohn Fund II, L.P., Quilvest America Equity, Ltd. and International Comfort Products Corporation
(USA).

     Related Transaction Documents - means, collectively, the Pameco Securities Purchase Agreement, of even date herewith, by and among the Company, Littlejohn Fund II, L.P., and Quilvest America Equity, Ltd.; the Shareholders Agreement; the several Voting Agreements by and among the Company, Littlejohn Fund II, L.P. and the shareholders named therein; and the Registration Rights Agreement.

     Release - has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

     Reportable Event - the occurrence, with respect to any Plan, of any of the events set forth in Section 4043(b) of ERISA provided that the requirement to report such event has not been waived by the Pension Benefit Guaranty Corporation or pursuant to regulations issued by the Pension Benefit Guaranty Corporation.

     Required Holders - means, at any time, the holders of fifty-one percent (51%) in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Subsidiary or any Affiliate).

     Restricted Investment - any acquisition of Property by the Company or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by the Company or any Subsidiary of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of the Company or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (ii) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by the Company or any Subsidiary in the Ordinary Course of Business; (iii) Current Assets arising from the sale or lease of goods or the rendition of services in the Ordinary Course of Business of the Company or any Subsidiary; (iv) investments in Subsidiaries to the extent existing on the Closing Date; and (v) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than the holder of Senior Debt; (vi) loans and other advances of money to the extent not prohibited by Section 4.2; and (vii) Permitted Acquisitions.

     Restrictive Agreement - an agreement (other than any of the Financing Documents) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor's or Subsidiary's right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Obligor's or Subsidiary's assets (including Liens granted in favor of Agent or the Required Holders pursuant to the Financing Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the Financing Documents); or repay any Debt owed to any Obligor.

     S&P - Standard & Poor's Corporation.

     SEC - means, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

     Securities Act - means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     Securities Purchase Agreement - means, collectively, each of the several substantially identical Securities Purchase Agreements, of even date herewith, between the Company and each of the Purchasers, relating to the offering and sale of the Notes and the Warrants.

     Security - means "security" as defined by section 2(1) of the Securities
Act.

     Senior Credit Agreement - means the Loan and Security Agreement dated February 18, 2000 between the Company, Fleet Capital Corporation, as Agent, FleetBoston Robertson Stephens Inc., as Arranger and the financial institutions party thereto.

     Senior Debt - means all Debt Obligations arising under an Acceptable Credit Facility; provided, however, that if the aggregate principal amount of all such Debt Obligations shall exceed the Senior Debt Limit, such excess shall not constitute Senior Debt for purposes of this Agreement.

     Senior Debt Limit - shall have the meaning assigned to it in the Subordination Agreement.

     Senior Officer - means any one of the chief executive officer, the chief financial officer, and the president of the Company.

     Shareholders Agreement - the Shareholders Agreement, of even date herewith, by and among the Company, Littlejohn Fund II, L.P., Quilvest America Equity, Ltd. and Willem F.P. deVogel.

     Stock Pledge Letter - means the letter of even date herewith by and among the Company, Fleet Capital Corporation and the Agent in respect of the pledge of the capital stock of the Company's Subsidiaries, as amended from time to time.

     Subsidiary - any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by the Company, by one or more other Subsidiaries of the Company or by the Company and one or more other Subsidiaries.

     Subsidiary Guaranty - Section 3.14.

     Subsidiary Guarantors - Pameco Investment and each other Person who guarantees payment or performance of the whole or any part of the Obligations.

     Subsidiary Guarantor Security Documents - (i) each security agreement that may be duly executed by a Subsidiary Guarantor in favor of Agent, in form and content acceptable to the Agent, in connection with the consummation of the transactions contemplated by this Agreement or in connection with a Permitted Acquisition and by which such Subsidiary Guarantor shall grant a security interest in favor of Agent, for its benefit and for the ratable benefit of all holders of Notes from time to time, in all of such Subsidiary Guarantor's properties as security for the Obligations and such Subsidiary Guarantor's Subsidiary Guaranty and (ii) all Lien Perfection Documents requested by Agent.

     Subordinated Debt - Debt of the Company that is fully and absolutely subordinated in right of payment to Senior Debt.

     Subordination Agreement - means, collectively, the Lien Subordination Agreement dated as of February 18, 2000, between the Agent and Fleet Capital Corporation, in its capacity as collateral and administrative agent, and the Debt Subordination Agreement dated as of February 18, 2000, among the Company, the Purchasers and Fleet Capital Corporation, in its capacity as collateral and administrative agent, as each such agreement is amended from time to time.

     Supply Agreement - means any of the individual supply agreements, or any of the term sheets with respect thereto, between the Company and any Vendor and/or any of its subsidiaries and/or affiliates entered into on or around the date hereof, providing for the provision of goods or services by such Vendor and/or any of its subsidiaries and/or affiliates to the Company, as each such agreement is amended and in effect from time to time.

     Taxes - means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of each holder of Notes, taxes imposed on or measured by the net income or overall gross receipts of such holder of Notes.

     Trademark Security Agreements - means, collectively, each of the Trademark Security Agreements of even date herewith between the Agent and each of the Company and its Significant Subsidiaries, as amended from time to time.

     Unfinanced Capital Expenditures - for any Person, Capital Expenditures of such Person that have not been financed by Debt for Money Borrowed of such Person.

     Upstream Payment - a payment or Distribution of cash or other Property by a Subsidiary to the Company, whether in repayment of Debt owed by such Subsidiary to the Company, to pay dividends on account of the Company's ownership of Equity Interests or otherwise.

     Value - with reference to the value of Inventory, value determined on the basis of the lower of cost or market of such Inventory, with the cost thereof calculated on a first-in, first-out basis determined in accordance with GAAP.

     Vendor - means any of Emerson, ICP, Mueller or DuPont, and their respective subsidiaries and affiliates.

     Voting Power - with respect to any Person, the power ordinarily (without the occurrence of a contingency) to elect the members of the Board of Directors (or persons performing similar functions) of such Person.

     Voting Securities - Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or Persons performing similar functions.

     Warrant - means each warrant to purchase Common Stock issued pursuant to the Securities Purchase Agreement and the Warrant Agreement.

     Warrant Agreement - means the Warrant Agreement, of even date herewith, between the Company and one or more of the Purchasers pursuant to which the Warrants are issued from time to time.

     Warrant Interest Amount - means, with respect to any Warrant Note on any March Interest Payment Date, the difference of:

          (a) the aggregate amount of interest accrued in respect of such Warrant Note pursuant to Section 1.1(a) from and including the later of the date of such Note and the next previous March Interest Payment Date on which interest in respect of the Notes pursuant to Section 1.1(c)(ii) was actually paid by the issuance of Warrants to the then-current March Interest Payment Date; minus

          (b) the aggregate amount of interest required to have been paid in cash pursuant to Section 1.1(c)(i) from and including the later of the date of such Note and the next previous March Interest Payment Date on which interest in respect of the Notes pursuant to Section 1.1(c)(ii) was actually paid by the issuance of Warrants to the then-current March Interest Payment Date.

     Warrant Interest Number - means, on any March Interest Payment Date on any Warrant Note, a number of Warrants equal to the quotient of:

          (a) the Warrant Interest Amount: divided by

          (b)  $9.14634 per Warrant.

     In the event that any adjustment is made to the Purchase Price (as such term is defined in the Warrant Agreement) or the number of shares of Common Stock issuable upon exercise of one Warrant pursuant to Section 4 of the Warrant Agreement or by written agreement of the parties thereto, no adjustment shall be made to the price per Warrant set forth in clause (b) of this definition, but each Warrant issued pursuant to Section 1.1(c)(ii) shall have such Purchase Price as adjusted and shall be exercisable into such adjusted number of shares of Common Stock.

     Warrant Interest Termination Event - means and includes any and all of the following:

          (a)  a Change in Control;

          (b) any consolidation of the Company with, or merger of the Company with or into, another Person (other than a merger in which the Company is the surviving corporation and that does not result in any reclassification or change of shares of Common Stock outstanding immediately prior to such merger or a merger or consolidation in which the state of incorporation of the Company changes and does not result in any reclassification or change in the terms and conditions applicable to the then outstanding capital stock of the Company, other than those arising from the applicability of the laws of another jurisdiction);

          (c) the sale, lease, conveyance, exchange or other transfer of all or substantially all of the Property of the Company;

          (d) any reclassification of the Common Stock that results in the issuance of other Securities of the Company (other than a reclassification of the Class B Common Stock, par value $.01 per share, of the Company, into Common Stock); or

          (e) the occurrence of any event by virtue of which the Common Stock either ceases to exist as a class or ceases to be registered under section 12 of the Exchange Act.

     Warrant Notes - means those certain 12% Senior Subordinated Notes due March 31, 2005, substantially in the form set forth as Attachment A2 hereto, as such notes are amended or restated from time to time, and including any notes issued in substitution therefor pursuant to this Agreement.

     Warrant Purchase Amount - means, with respect to a sale of Notes by a Note holder pursuant to Section 2.2(c) hereof who has Warrant Notes, the sum of the product of (a) the number of shares of Common Stock that the selling Note holder has Warrants to purchase, multiplied by (b) the result of (i) the Market Price (as defined in the Warrant Agreement) per share of such Common Stock minus (ii)
                                                                     -----
the Purchase Price per share of such Common Stock under the Warrants held by such selling Note holder (each of the capitalized terms used in this definition that are not otherwise defined in this Agreement having the meanings ascribed to them in the Warrant Agreement between the selling Note holder and the Company. For the purposes of this definition, the selling Note holder will be deemed to own, in addition to any Warrants previously issued to such Note holder, additional Warrants to purchase a number of shares of Common Stock equal to the product of (x) the number of shares for which such Note holder would be entitled to receive Warrants on the next date that Warrant Certificates are to be issued to such Note holder under Section 1.1(c) hereof (such number to be determined as if the principal amount of the Notes held by such Note holder remained the same between the date of sale and the date of such issuance of additional Warrants), multiplied by (y) a fraction, the numerator of which is the number of days between the later of the Closing Date and the most recent March Interest Payment Date, and the denominator of which is 365.

      6.2. Accounting Principles.

           (a) Generally. Unless otherwise provided herein, all financial statements delivered in connection herewith will be prepared in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation is required to be made for any purpose hereunder, it shall be done in accordance with GAAP; provided, however, that if any term defined herein includes or excludes amounts, items or concepts that would not be included in or excluded from such term if such term were defined with reference solely to GAAP, such term will be deemed to include or exclude such amounts, items or concepts as set forth herein.

           (b) Consolidation. Whenever accounting amounts of a group of Persons are to be determined "on a consolidated basis" it shall mean that, as to balance sheet amounts to be determined as of a specific time, the amount that would appear on a consolidated balance sheet of such Persons prepared as of such time, and as to income statement amounts to be determined for a specific period, the amount that would appear on a consolidated income statement of such Persons prepared in respect of such period, in each case with all transactions among such Persons eliminated, and prepared in accordance with GAAP except as otherwise required hereby.

           (c) Currency. With respect to any determination, consolidation or accounting computation required hereby, any amounts not denominated in the currency in which this Agreement specifies shall be converted to such currency in accordance with the requirements of GAAP (as such requirements relate to such determination, consolidation or computation) and, if no such requirements shall exist, converted to such currency in accordance with normal banking procedures, at the closing rate as reported in The Wall Street Journal published most recently as of the date of such determination, consolidation or computation or, if no such quotation shall then be available, as quoted on such date by any bank or trust company reasonably acceptable to the Required Holders.

     6.3.  Directly or Indirectly.

           Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

     6.4.  Section Headings and Table of Contents and Construction.

           (a) Section Headings and Table of Contents, etc. The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this

     Agreement. References to Annexes and Exhibits are, unless otherwise specified, references to Annexes and Exhibits attached to this Agreement.

           (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

           6.5.  Governing Law.

     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. IN ADDITION, THE PARTIES HERETO SELECT, TO THE EXTENT THEY MAY LAWFULLY DO SO, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF SECTIONS 5-501(6) AND SECTION 5-521 OF THE GENERAL OBLIGATIONS
LAW) AS THE APPLICABLE INTEREST LAW.

           6.6.  General Interest Provisions.

           (a) Interest in Respect of the Notes. The Purchasers and the Company agree that the provisions of section 5-501(6) and section 5-521 of the General Obligations Law of the State of New York apply to the transactions contemplated by the Financing Documents. Notwithstanding the foregoing, it is the intention of the Company and the Purchasers to conform strictly to the Applicable Interest Law, and the parties agree that the aggregate of all interest, and any other charges or consideration constituting interest under the Applicable Interest Law that is taken, reserved, contracted for, charged or received pursuant to this Agreement or the Notes shall under no circumstances exceed the maximum amount of interest allowed by the Applicable Interest Law. Thus, if any such excess interest is ever charged, received or collected on account of or relating to this Agreement and the Notes (including any charge or amount which is not denominated as "interest" but is legally deemed to be interest under Applicable Interest
     Law) for any reason, then in such event:

               (i)  the provisions of this Section 6.6 shall govern and control;

               (ii) the Company shall not be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Applicable Interest Law;

               (iii) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited to the principal amount of the Notes by the holders thereof, and if the principal balance of the Notes is paid in full, any remaining excess shall be forthwith paid to the Company; and

               (iv) the effective rate of interest shall be automatically subject to reduction to the Maximum Legal Rate of Interest.

     If at any time thereafter, the Maximum Legal Rate of Interest is increased, then, to the extent that it shall be permissible under the Applicable Interest Law, the Company shall forthwith pay to the holders of the Notes, on a pro rata basis, all amounts of such excess interest that the holders of the Notes would have been entitled to receive pursuant to the terms of this Agreement and the Notes had such increased Maximum Legal Rate of Interest been in effect at all times when such excess interest accrued. To the extent permitted by the Applicable Interest Law, all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the indebtedness evidenced thereby shall be amortized, prorated, allocated and spread throughout the full term of the Notes.

           (b) Effect of Issuance of Notes Together with Warrants. The Company and the Purchasers agree, to the extent permitted by the Applicable Interest Law, that, for purposes of computing the interest in respect of the Notes under the Applicable Interest Law:


               (i) the aggregate purchase price of the Notes shall equal the difference of:

                   (A) the initial aggregate principal amount of the Notes;
               minus

                   (B) the amount of original issue discount attributable to the
               Notes in respect of the issuance of the Warrants together with the Notes, as set forth in section 1.3 of the Securities Purchase Agreement;

               (ii) the amount of original issue discount attributable to the Notes in respect of the issuance of the Warrants, as set forth in section 1.3 of the Securities Purchase Agreement, shall be deemed to be the purchase price of the Warrants;

               (iii) the Warrants and the Notes shall be deemed to have been separately issued for the respective purchase prices set forth above; and

               (iv) no portion of the return, if any, to the holders of the Warrants in respect of their investment therein shall be deemed to be interest in respect of the Notes.

7.   MISCELLANEOUS

     7.1.  Communications.

           (a) Method; Address. All communications hereunder or under the Notes shall be in writing and shall be delivered either by nationwide overnight courier or by facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of the sending of such facsimile transmission). Communications to the Company shall be addressed as set forth on Annex 2, or at such other address of which the Company shall have notified each holder of Notes. Communications to the holders of the Notes shall be addressed as set forth on Annex 1 by such holder, or at such other address of which such holder shall have notified the Company (and the Company shall record such address in the register for the registration and transfer of Notes maintained pursuant to Section 2.1).

           (b) When Given. Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

           (c) Service of Process. Notwithstanding the foregoing provisions of this Section 7.1, service of process in any suit, action or proceeding arising out of or relating to this agreement or any document, agreement or transaction contemplated hereby, or any action or proceeding to execute or otherwise enforce any judgment in respect of any breach hereunder or under any document or agreement contemplated hereby, shall be delivered in the manner provided in Section 7.9(c).

     7.2.  Reproduction of Documents.

           This Agreement and all documents relating hereto, including, without limitation, consents, waivers and modifications that may hereafter be executed, documents received by the Purchasers at the closing of the sale of the Notes (except the Notes themselves), and financial statements, certificates and other information previously or hereafter furnished to any holder of Notes, may be reproduced by the Company or any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or such holder of Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 7.2 shall prohibit the Company or any holder of Notes from contesting the accuracy or validity of any such reproduction.

     7.3.  Survival; Entire Agreement.

     All warranties, representations, certifications and covenants contained herein, in the Securities Purchase Agreement or in any certificate or other instrument delivered hereunder shall be considered to have been relied upon by the other parties hereto and shall survive the delivery of the Notes regardless of any investigation made by or on behalf of any party hereto. All statements in any certificate or other instrument delivered pursuant to the terms hereof or of the Securities Purchase Agreement shall constitute warranties and representations hereunder. All obligations hereunder (other than payment of the Notes, but including, without limitation, reimbursement obligations in respect of costs, expenses and fees) shall survive the payment of the Notes and the termination hereof. Subject to the preceding sentence, this Agreement, the Notes and the other Financing Documents embody the entire agreement and understanding among the Company and the Purchasers, and supersede all prior agreements and understandings, relating to the subject matter hereof.

     7.4.  Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder whether or not an express assignment to such holder shall have been made by any Purchaser or its successor or assign. Anything contained in this Section 7.4 notwithstanding, (i) the Company may not assign any of its respective rights, duties or obligations hereunder or under any of the other Financing Documents without the prior written consent of all holders of Notes and (ii) no holder of the Notes may assign any of its respective rights, debts or obligations hereunder or under any of the other Financing Documents except as provided in Section 2.2.

     7.5.  Amendment and Waiver.

           (a) Requirements. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; provided, however, that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, any Subsidiary or any Affiliate) at the time outstanding;

               (i) change the amount or time of any prepayment or payment of principal or the rate or time of payment of interest;

               (ii) amend or waive the provisions of Section 5.1(a), Section 5.2, or Section 5.3, or amend or waive any defined term to the extent used therein;

               (iii) amend or waive the definition of "Required Holders;" or

               (iv) amend or waive this Section 7.5 or amend or waive any defined term to the extent used herein.

     Notwithstanding the foregoing, the waiver of any Default or Event of Default under Section 5.1(h) may be waived individually by such Purchaser and only by such Purchaser in respect of its Note affected thereby.

     (b)   Solicitation of Noteholders.

               (i) Solicitation. Each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with all material information provided by the Company to any other holder of Notes with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section 7.5 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which such amendment or waiver becomes effective.

               (ii) Payment. The Company shall not, nor shall any Subsidiary or Affiliate, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

               (iii) Scope of Consent. Any amendment or waiver made pursuant to this Section 7.5 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

           (c) Binding Effect. Except as provided in Section 7.5(b)(iii), any amendment or waiver consented to as provided in this Section 7.5 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any consequent thereon.

     7.6.  Expenses.

           (a) Amendments and Waivers. The Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees) incurred by the holders of the Notes in connection with the consideration, negotiation, preparation or execution of any amendments, waivers, consents, standstill agreements and other similar agreements with respect to this Agreement or any other Financing Document (whether or not any such amendments, waivers, consents, standstill agreements or other similar agreements are executed).

           (b) Restructuring and Workout, Inspections. At any time when the Company and the holders of Notes are conducting restructuring or workout negotiations in respect hereof, or a Default or Event of Default exists, the Company shall pay when billed the reasonable costs and expenses (including reasonable attorneys' fees and the fees of professional advisors) incurred by the holders of the Notes in connection with the assessment, analysis or enforcement of any rights or remedies that are or may be available to the holders of Notes, including, without limitation, in connection with inspections made pursuant to Section 3.1; provided, however, that at all times during which no restructuring or workout negotiations are continuing and no Default or Event of Default exists, inspections in excess of a single annual inspection undertaken by one or more of the holders of Notes for the benefit of all of such holders will be at the expense of the inspecting holder of Notes.

           (c) Collection. If the Company shall fail to pay when due any principal of, or interest on, any Note, the Company shall pay to each holder of Notes, to the extent permitted by law, such amounts as shall be sufficient to cover the reasonable costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Note.

     7.7.  Indemnification of Each Holder of Notes.

     From and at all times after the date of this Agreement, and in addition to all other rights and remedies of each holder of Notes against the Company, the Company agrees to indemnify and hold harmless each holder of Notes and each director, trustee, officer, employee, agent, investment advisor and affiliate of each such holder (each, an "Indemnified Party") against any and all claims (whether valid or not), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses), incurred by or asserted against any Indemnified Party, from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement, the Notes or the other Financing Documents or any transactions contemplated herein or therein, or any of the transactions contemplated hereunder or thereunder, whether or not such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such Indemnified Party or breach by such Indemnified Party of its own obligations under this Agreement. All of the foregoing losses, damages, costs and expenses of any Indemnified Party shall be payable as and when incurred upon demand by such Indemnified Party and shall be additional obligations hereunder. The rights of the Indemnified Parties under this Section 7.7 shall survive the termination of this Agreement.

     7.8.  Confidentiality.

     Each holder of any Note agrees to use commercially reasonable efforts to maintain and to cause its officers, employees and agents to maintain procedures appropriate to maintain the confidentiality of Confidential Information. Each such Note holder shall not disclose such Confidential Information to any party, or in any manner use any such Confidential Information, except as reasonably necessary in connection with monitoring and administering such holder's relationship with the Company pursuant to the Note and this Agreement and other Financing Documents, and shall ensure that the Confidential Information is not disclosed to any Person except for those employees, officers or agents, including without limitation, employees, officers or agents of any subsidiary or affiliate or any holder of any Note, with specific responsibility for monitoring and administering such relationship, provided that nothing herein shall limit the disclosure of any such Confidential
--------
Information (a) after such Confidential Information shall have become public other than through a violation of this Section 7.8, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the holders of the Notes or the Agent, (d) in connection with any litigation to which any one or more of the holders of the Notes or the Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Financing Document or (e) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of this Section 7.8. As used herein, "Confidential Information" means information that is furnished to either Agent or any Note by the Company or any of its Subsidiaries or Affiliates in connection with the Notes or this Agreement or any of the transactions contemplated thereby pursuant to Section 3.1 (other than any such Confidential Information that may also be provided pursuant to a different Section of this Agreement), or that is otherwise identified in writing by the Company as being confidential at the time the same is delivered to the holder of any Note, but does not include any such information that is or becomes generally available to the public or to the holders of the Notes (other than as a result of a breach by Agent or any Note holder of its confidentiality obligations hereunder or otherwise).

     7.9.  Waiver of Jury Trial; Consent to Jurisdiction; Etc.

           (a) Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

           (b) Consent to Jurisdiction. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY MAY BE BROUGHT BY SUCH PARTY IN ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, OR ANY NEW YORK STATE COURT LOCATED IN NEW YORK CITY, NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION,

     AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE
     IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

           (c) Service of Process. EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.

           (d) Other Forums. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF NOTES TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE COMPANY IN SUCH OTHER JURISDICTION, AND IN SUCH OTHER MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

     7.10. Execution in Counterpart.

     This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.


         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by one of its duly authorized officers or representatives.

                                  PAMECO CORPORATION



                                  By: /s/ Richard Martin
                                      --------------------------------
                                  Name: Richard Martin
                                  Title: Vice President

                                  INTERNATIONAL COMFORT PRODUCTS
                                  CORPORATION  (USA)



                                  By: /s/ Christopher J. Brogan
                                      --------------------------------
                                  Name: Christopher J. Brogan
                                  Title: Assistant Secretary

                                  E.I. DU PONT DE NEMOURS AND COMPANY


                                  By: /s/ Thomas M. Connelly, Jr.
                                      --------------------------------
                                  Name: Thomas M. Connelly, Jr.
                                  Title: Vice President & General Manager
                                         DuPont Flouroproducts


                                  MUELLER INDUSTRIES, INC.


                                  By: /s/ Kent McKee
                                      --------------------------------
                                  Name: Kent McKee
                                  Title: Vice President & CFO


                                  EMERSON ELECTRIC CO.


                                  By: /s/ R. M. Cox, Jr.
                                      --------------------------------
                                  Name: R. M. Cox, Jr.
                                  Title: Sr. Vice President--Acquisitions &
                                         Development